Exhibit 10.14

PHASE FORWARD INCORPORATED

2008

Global Sales Executive Incentive

Compensation Plan

Effective Date January 1, 2008

Phase Forward

2008 Global Sales Executive

Incentive Compensation Plan

Effective:  January 1, 2008

1)             Purpose:

The Phase Forward Incorporated (“Phase Forward” or the Company”) 2008 Global Sales Executive Incentive Compensation Plan (the “Plan”) is established to incent and reward the Participant to achieve certain Company sales and financial goals. The base salary and incentive opportunity outlined in this Plan are intended to reward the Participant with total cash compensation that is equal to or above what is paid for similar positions by similar companies upon achievement of the expected level of performance.

2)             Effective Date:

This Plan is effective on January 1, 2008 and applies to all Orders entered into between January 1, 2008 and December 31, 2008 and supersedes all plans and terms previously in effect.

3)             Participation:

Global Sales Executives who are eligible to participate (each, a “Participant”) will receive a plan document with a personalized schedule as Attachment A.

4)             Definitions and Compensation Guidelines:

(a) Base Salary

The Participant’s base salary is a fixed amount that is determined by the Management Development and Compensation Committee in its discretion who will take into consideration the competitive market, qualifications for the position, and past performance.  The base salary is paid in accordance with the Company’s normal payroll practices.  No other “annual reviews” or other salary adjustments will occur for Participants during the course of the fiscal year.

(b) Orders

An “Order” is defined as a firm legal commitment for the value (amount)  recorded (booked) in the backlog of the Company, for the delivery of software, service, support or product with specified delivery dates, signed by both parties and received at the Company’s headquarters.

(c) Bonus Eligible Orders

These are Orders that are accepted by the Company, net of pass-through items , in the following categories:

•                  Software licenses: software fees or usage fees relating to any Phase Forward products.

•                  Services:

o                 ASP Services: study preparation, eCRF design, server hosting, CDD formatting, provisioning, site assessment, custom reports, and other related services that the Company may offer from time to time.

o                 Consulting Services:  project management, training, integration services, custom reports.

•                  Customer Support:

o                 Maintenance and customer support agreements for software transactions.

o                 Server hosting, help desk.

(d) Accrued Bonus

For Bonus Eligible Orders that are fixed in nature, a bonus is accrued upon acceptance of the Order by the Company. For Bonus Eligible Orders that are variable in nature, such as estimated usage fees or future service commitments, bonus is accrued at the time the Order becomes fixed (as usage occurs or committed amount is fixed and determinable).

         (e) Pass-Through Items

“Pass-through items” refer to third-party products, referral or similar fees paid by the Company to third parties, services, hardware and associated items provided and/or sold to a customer at cost or with minimal markup.  Pass-through items are not compensated for under this Plan. Service fees associated with pass-through items are eligible for compensation.

         (f) Negative Booking

A “Negative Booking” is a change to an Order which results in the reduction of the net amount of an Order, the reversal of previously recognized revenue, the uncollectability of an account receivable related to previously recognized revenue, or an indication of hold status or suspension for a period greater than six  months. Bonuses paid that subsequently have events which result in a Negative Booking will have a reversal in payment in the month or months following the year they become a negative booking until full repayment is achieved.  Negative Bookings will be reversed at the bonus amount that was applied at the time of the Order, and only for the original sales executive paid.

5)     Sales Quota:

Annual quotas will be set for each Participant in this Plan. Any Orders that will not generate revenue within six months of signing will not count towards the quota retirement, unless such deals were envisioned in the original annual commit list which was created in conjunction with the Company’s 2008 operating plan or were pre-approved by the Plan administrator(s).  Retirement of quotas will be based on the value of Bonus Eligible Orders recorded, without deducting for the value of any third party royalties.

6)     Incentive Payments:

The payment schedule and plan components are outlined on Attachment A.

7)    Termination:

Upon termination of employment, voluntary or involuntary, the Participant will be paid the applicable base salary through the agreed upon termination date.  Any additional payments will be in accordance with the terms and conditions of any Executive Agreement or Employment Agreement between the Participant and the Company (or a subsidiary) in effect at the time of termination. The Participant must also return all Company documents and property.

8)    Administration and Other Matters:

Administration of this policy will be the responsibility of the Vice President of Finance and the Vice President of Human Resources of the Company in consultation with the the CEO. In the case of a dispute, interpretation of the terms, conditions, goals, or payments from this Plan will be made solely by the Vice President of Human Resources after a full review of the facts and input from affected parties. The decision of the Vice President of Human Resources and the CEO on all matters under this policy will be final, and the Company reserves the right to amend, modify, or terminate this policy at any time without notice. Any change will be made in writing as far in advance as possible, of the effective date of such change. In addition the Company reserves the right to make adjustments to the policy in its sole discretion in specific instances based on unusual or special circumstances.

If any term or condition of this Plan is found to be in non-conformance with a given state, federal, or country law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.  However, Phase Forward Incorporated will review and modify the overall plan to conform to such law.

Eligibility and participation in this Plan in no way infers or reflects any guarantee of a contract of employment and, except as expressly set forth in any Participant’s agreement signed by the Company and Participant, all of the employees of the Company and its subsidiaries are employees “at will”. Participation in this Plan does not confer any right to continue in Phase Forward’s or its subsidiaries’ employ or limit the right of Phase Forward or its subsidiaries to terminate the Participant at any time, with or without cause or notice.

Phase Forward Incorporated is an Equal Opportunity Employer committed to a diverse workforce.  The Company will not discriminate on the basis of race, color, religion, age, sexual orientation, national origin, physical or mental disability, or veteran status.

9) Extraordinary Events:

Any event deemed extraordinary by the Vice President of Human Resources or the CEO may result in changes to the terms and conditions of this Plan, adjustments to quota, changes in the payment structure and other events up to and including termination of this Plan, and the creation of a new plan.  It should not be expected by the Participant that events resulting in a revenue or bookings windfall would be counted in determining performance as it relates to the goals and quota and any payments resulting from this may be appropriately adjusted.

10)             Return of Excess Distributions:

Notwithstanding any provision hereof to the contrary, if the Company restates its financial results for any period covered by this Plan, the Company will re-measure the achievement of performance targets using the restated financial results. Following such recalculation, if the aggregate amount of a previously paid bonus to a Participant identified on Attachment A exceeds the aggregate amount of his or her bonus actually earned, such excess shall be deemed to constitute a “bonus overpayment”. The Company shall notify each Participant of the amount of his or her bonus overpayment as soon as reasonably practical. The amount of such bonus overpayment shall be, at the Company’s election, either (i) repaid to the Company by the Participant within 30 days of receipt of the notice of bonus overpayment or (ii) deducted from the Participant’s future compensation. The provisions of this section shall survive the termination or expiration of this Plan.

ACKNOWLEDGEMENT AND AGREEMENT

I acknowledge that I have read this document, including the Attachment A, and agree to the terms and conditions of the Plan.

Date
Signature

Printed Name

Attachment A

FY2008 Global Annual Bookings(1) Target - $[REDACTED]

Steve Powell

Compensation Targets

Base Salary:	£180,000
Target Bonus:	£130,000
Total Annual Earnings Potential:	£310,000

Compensation Plan

Weight and Component	Earnings Potential	Payment Terms
50%: Annual Bookings	£65,000

Quarterly advance of [75% of annual target divided by 4], if 90% of year-to-date bookings targets specified below are met, measured following the end of each of the first 3 quarters. True-up will occur at year-end to adjust for any over- or underpayments computed in accordance with the payment schedule below.

50%: Phase Forward Profitability	£65,000	Paid Annually (in accordance with the Phase Forward 2008 Management Incentive Plan)

Year-to-date bookings targets for calculation of quarterly advance:

Q1:  [REDACTED]

Q2:  [REDACTED]

Q3:  [REDACTED]

Payment Schedule Annual Bookings Component

Achievement %
<80%	0
>80% - 100%	50% + 2.5% for each % achieved
>100% -125%	5% of targeted bookings comp for each % achieved over 100%
>125%	3% for each % achieved over 125%

The maximum payout on Bookings component is 300% of Target Bonus.

(1) “Bookings”, as used herein, refers to Bonus Eligible Orders.